Exhibit 4.13

NOBLE ENERGY, INC.

as Issuer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Ninth Supplemental Indenture dated as of                , 2021

to

Indenture dated as of February 27, 2009

TABLE OF CONTENTS

Article I RELATION TO INDENTURE; DEFINITIONS		4

Section 1.01	Relation To Indenture	4

Section 1.02	Rules of Interpretation; Definitions	4

Article II AMENDMENTS TO THE INDENTURE		4

Article III MISCELLANEOUS PROVISIONS		5

Section 3.01	Ratification of Indenture	5

Section 3.02	Governing Law	5

Section 3.03	Counterparts	5

Section 3.04	The Trustee	5

NINTH SUPPLEMENTAL INDENTURE, dated as of                , 2021 (this “Ninth Supplemental Indenture”), between NOBLE ENERGY, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of February 27, 2009, as amended and supplemented by the First Supplemental Indenture, dated as of February 27, 2009, the Second Supplemental Indenture, dated as of February 18, 2011, the Third Supplemental Indenture, dated as of December 8, 2011, the Fourth Supplemental Indenture, dated as of November 8, 2013, the Fifth Supplemental Indenture, dated as of November 7, 2014, the Sixth Supplemental Indenture, dated as of July 29, 2015, the Seventh Supplemental Indenture, dated as of August 15, 2017, and the Eight Supplemental Indenture, dated as of October 1, 2019, and as further amended and supplemented hereby (the “Indenture”), under which the Company has issued (i) $650,000,000 of its 3.900% Notes due 2024, (ii) $600,000,000 of its 3.850% Notes due 2028, (iii) $500,000,000 of its 3.250% Notes due 2029, (iv) $850,000,000 of its 6.000% Notes due 2041, (v) $1,000,000,000 of its 5.250% Notes due 2043, (vi) $850,000,000 of its 5.050% Notes due 2044, (vii) $500,000,000 of its 4.950% Notes due 2047, and (viii) $500,000,000 of its 4.200% Notes due 2049 ((i) through (viii) together, the “Debt Securities”);

WHEREAS, Section 12.02 of the Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may, subject to certain exceptions noted therein, enter into a supplemental indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any provisions of the Indenture.

WHEREAS, Chevron U.S.A. Inc. and Chevron Corporation (together, “Chevron”) have solicited consents from the holders of the Debt Securities to effect certain proposed amendments (the “Proposed Amendments”) to the Indenture as set forth in Section 2 of this Ninth Supplemental Indenture and as described in the prospectus, dated as of December        , 2020, filed with the Securities and Exchange Commission and forming part of Chevron’s Registration Statement on Form S-4 in connection with the offers by Chevron to exchange any and all of the outstanding Debt Securities for new notes issued by Chevron U.S.A. Inc. and guaranteed by Chevron Corporation and the solicitation of consents for the Proposed Amendments.

WHEREAS, Chevron has received and caused to be delivered to the Trustee evidence of the consents from Holders of at least a majority of the outstanding aggregate principal amount of each series of the Debt Securities, as applicable, affected by this Ninth Supplemental Indenture to effect the Proposed Amendments under the Indenture with respect to the Debt Securities.

WHEREAS, the Company is authorized by a Board Resolution to enter into this Ninth Supplemental Indenture.

WHEREAS, the Company has requested that the Trustee execute and deliver this Ninth Supplemental Indenture.

WHEREAS, all the conditions and requirements necessary to make this Ninth Supplemental Indenture, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Debt Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the series of Debt Securities provided for herein, as follows:

Article I

RELATION TO INDENTURE; DEFINITIONS

Section 1.01 Relation To Indenture.

This Ninth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Rules of Interpretation; Definitions.

The first paragraph of Section 1.01 of the Indenture is fully incorporated by reference into this Ninth Supplemental Indenture. For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

Article II

AMENDMENTS TO THE INDENTURE

Section 2.01 The Indenture shall hereby be amended by deleting and replacing the following Sections of the Indenture and all references and definitions related thereto (to the extent not otherwise used in any other Section of the Indenture or the Debt Securities not affected by this Third Indenture Supplement) in their entirety, and such Sections shall be of no further force and effect, and shall no longer apply to the Debt Securities, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Section 6.06 (Limitation on Liens)

Section 8.01(e)

Section 10.03 (Reports by Company)

Article III

MISCELLANEOUS PROVISIONS

Section 3.01 Ratification of Indenture.

Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.02 Governing Law.

This Ninth Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Ninth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.03 Counterparts.

This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Ninth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Ninth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Ninth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.04 The Trustee.

The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized as of the day and year first written above.

NOBLE ENERGY, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: